Exhibit 99.1

The Reporting Person has, as of the date hereof, the following interests in the Pampa Shares:

	Pampa Shares Beneficially Owned	% of Class	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose
Marcelo Mindlin	190,035,798	13.94%	190,035,798	0	190,035,798	0